Exhibit 3.1

AMENDMENT TO THE

RESTATED BYLAWS

OF

DTS, INC.

May 12, 2011

The undersigned hereby certifies that:

1.             He is the duly appointed and acting Secretary of DTS, Inc., a Delaware corporation (the “Corporation”).

2.             The current Restated Bylaws of the Corporation were adopted on January 7, 2008 (“Restated Bylaws”).

3.             An additional sentence shall be added to the end of Section 1 of Article III, to read as follows:

“Each director elected shall execute the Corporation’s standard form of director confidentiality agreement.”

4.             Article VII, Section 1 of the Restated Bylaws is amended in its entirety to read as follows:

“Section 1.  Indemnification of Directors and Executive Officers.  The Corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that (a) the Corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; (b) the Corporation shall not be required to indemnify any director that has not signed the Corporation’s standard form of director confidentiality agreement or for any damages resulting from a breach of such agreement as the result of the gross negligence, recklessness or willful misconduct of the director, unless such breach is caused by actions reasonably believed by the Director, based on advice of competent counsel, to be consistent with the fiduciary duties owed by such Director to the Company and its stockholders; and (c) the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, and (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law.”

5.             The foregoing amendment was duly approved by the Corporation’s board of directors in accordance with Section 109 of the Delaware General Corporation Law and pursuant to Article IX of the Restated Bylaws.  This amendment may only be altered or amended in accordance with the provisions set forth in the Restated Bylaws.

6.             Except as otherwise expressly provided herein, the Restated Bylaws will continue in full force and effect, in accordance with their terms.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Restated Bylaws on behalf of the Corporation as of the date first set forth above.

DTS, INC.,
a Delaware corporation

/s/ Blake Welcher
Blake Welcher, Secretary